Stewart Reports Third Quarter 2019 Results

- Title revenues of $499.2 million, an increase of $13.2 million, or 3 percent, compared to the prior year quarter

- Commercial revenues of $55.8 million, an increase of $3.8 million, or 7 percent, compared to the prior year quarter

- Net income of $66.1 million and adjusted net income of $30.4 million, compared to third quarter 2018 net income of $17.6 million and adjusted net income of $20.0 million

- Diluted EPS of $2.78 and adjusted diluted EPS of $1.28, compared to third quarter 2018 diluted EPS of $0.74 and adjusted diluted EPS of $0.85

HOUSTON, Oct. 22, 2019 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $66.1 million ($2.78 per diluted share) for the third quarter 2019, compared to net income attributable to Stewart of $17.6 million ($0.74 per diluted share) for the third quarter 2018. Pretax income before noncontrolling interests for the third quarter 2019 was $91.1 million compared to a pretax income before noncontrolling interests of $24.8 million for the third quarter 2018.

Third quarter 2019 results included:

  $46.9 million of net investment and other gains, primarily composed of a $50 million gain recorded in the ancillary services and corporate segment related to the merger termination fee paid by Fidelity National Financial (FNF) following the termination of the merger transaction and a $2.7 million impairment charge on an equity method investment recorded in the title segment, and
  $1.0 million of third-party advisory expenses related to the terminated FNF merger transaction recorded in other operating expenses within the ancillary services and corporate segment.

Third quarter 2018 results included:

  $6.8 million of third-party advisory expenses related to the FNF merger transaction recorded in other operating expenses within the ancillary services and corporate segment, and
  $3.6 million in net investment and other gains.

"I am pleased with our results this quarter given the timing of the merger termination announcement. I would like to commend our people for their focus on delivering these results and providing our customers with exceptional service during a time of significant uncertainty," stated Fred Eppinger, Stewart's recently appointed chief executive officer. "While refinancing orders benefited from rate-related tailwinds, our operating results were solid across the board, with year-over-year growth in direct commercial, residential and international operations, and sequential growth in our agency business. With respect to the termination of our proposed merger with Fidelity National, customers across all of our channels have made it clear that they want Stewart as an independent force in the market. It is now up to us to capitalize on this opportunity by leveraging the power of our brand and people to grow and unlock value," concluded Eppinger.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except share and per share amounts):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Total revenues	559.5	507.6	1,430.1	1,437.7
Pretax income before noncontrolling interests	91.1	24.8	113.2	52.8
Income tax expense	(21.4)	(4.4)	(26.0)	(8.7)
Net income attributable to noncontrolling interests	(3.6)	(2.9)	(8.6)	(8.0)
Net income attributable to Stewart**	66.1	17.6	78.6	36.2
Non-GAAP adjustments, after taxes*	(35.7)	2.4	(34.2)	3.7
Adjusted net income attributable to Stewart*	30.4	20.0	44.4	39.9
Net income per diluted Stewart share	2.78	0.74	3.31	1.53
Adjusted net income per diluted Stewart share*	1.28	0.85	1.87	1.68

* See Appendix A
**Some amounts may not sum properly due to effects of rounding.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended September 30,
	2019	2018	% Change

Operating revenues	499.2	486.0	3%
Investment income and other net gains	2.0	7.2	(72)%
Pretax income	49.5	36.0	37%
Pretax margin	9.9%	7.3%	35%

Title operating revenues in the third quarter 2019 increased 3 percent compared to the prior year quarter primarily due to a 15 percent improvement in direct title revenues, which was partially offset by a 7 percent decline in independent agency gross revenues. The segment's overall operating expenses in the third quarter 2019 decreased $5.5 million (1 percent) compared to the prior year quarter, primarily resulting from a 7 percent lower agency retention expense, largely resulting from lower agency gross revenues, partially offset by a 5 percent increase in combined employee and other operating costs primarily due to increased direct title revenues.

During the third quarters 2019 and 2018, the segment recorded $0.3 million of net unrealized losses and $2.2 million of net unrealized gains, respectively, relating to changes in fair value of equity securities investments. Excluding the effects of these equity securities' fair value remeasurements and the $2.7 million impairment charge on an equity method investment, the title segment's pretax income in the third quarter 2019 was $52.5 million, an increase of $18.7 million, or 55 percent, compared to pretax income of $33.8 million in the third quarter 2018.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended September 30,
	2019	2018	% Change

Non-commercial:
Domestic	160.5	136.2	18%
International	28.8	24.9	16%
Commercial:
Domestic	49.7	45.2	10%
International	6.1	6.8	(10)%
Total direct title revenues	245.1	213.1	15%

Non-commercial domestic revenues increased in the third quarter 2019, compared to the prior year quarter, primarily as a result of increased closed orders driven by lower interest rates. Domestic commercial revenues increased due to a higher fee per file during the third quarter 2019 compared to the prior year quarter. Third quarter 2019 domestic commercial fee per file increased 22 percent to approximately $12,600 as a result of increased transaction sizes, while domestic residential fee per file decreased 4 percent to approximately $2,200 primarily due to the higher ratio of refinancing to purchase orders in the third quarter 2019 versus the prior year quarter. Total international title revenues increased $3.2 million, or 10 percent, primarily driven by increased volumes in Canada and the United Kingdom.

Gross revenues from independent agency operations declined 7 percent in the third quarter 2019 compared to the third quarter 2018. The independent agency remittance rate in the third quarter 2019 was 17.8 percent, a slight improvement from 17.6 percent in the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended September 30,
	2019	2018	% Change

Operating revenues	8.6	13.2	(35)%
Investment and other gains - net	49.7	1.2	3,949%
Pretax income (loss)	41.6	(11.2)	470%

The segment's operating revenues decreased $4.6 million in the third quarter 2019 compared to the prior year quarter, primarily due to lower revenues from search and valuation services as a result of reductions in orders from several significant customers. The segment's results for the third quarter 2019 and 2018 included approximately $7.3 million and $12.6 million, respectively, of net expenses attributable to parent company and corporate operations, with the higher expenses in the prior year quarter being driven by increased merger-related charges. Excluding the FNF merger termination fee and merger-related expenses, the third quarter 2019 pretax loss would have been $7.4 million versus $5.6 million in the prior year quarter.

Expenses
Employee costs for the third quarter 2019 were $143.8 million, an increase of 4 percent from $138.3 million in the third quarter 2018. This increase was primarily due to increased incentive compensation consistent with higher direct title revenues, partially offset by reduced salaries expense resulting from lower average employee counts in the third quarter 2019 compared to the prior year quarter. As a percentage of total operating revenues, employee costs for the third quarter 2019 and 2018 were 28.3 percent and 27.7 percent, respectively.

Other operating expenses in the third quarter 2019 were $87.8 million, a decrease of 3 percent from $90.8 million in the third quarter 2018. This decrease was primarily driven by lower professional fee expenses in the third quarter 2019, partially offset by higher outside search fees, principally related to increased commercial revenues. As a percentage of total operating revenues, other operating expenses for the third quarter 2019 were 17.3 percent compared to 18.2 percent in the prior year quarter. Excluding the non-operating charges mentioned above, the other operating expenses ratio for the third quarters 2019 and 2018 were 17.1 percent and 16.8 percent, respectively.

Title loss expense for the third quarter 2019 was $21.1 million, which was 2 percent lower compared to $21.5 million from the prior year quarter. Title losses, as a percentage of title revenues, were 4.2 percent in the third quarter 2019, compared to 4.4 percent in the third quarter 2018. We expect our title losses to remain at approximately 4.2 percent of title revenues for the year 2019.

Other
Net cash provided by operations in the third quarter 2019 was $115.7 million, compared to net cash provided of $36.4 million in the prior year quarter. This increase was primarily due to the higher net income, which included the merger termination fee, and lower payments on accounts payables during the third quarter 2019.

Third Quarter Earnings Call
Stewart will hold a conference call to discuss the third quarter 2019 earnings at 8:30 a.m. Eastern Time on Wednesday, October 23, 2019. To participate, dial (800) 894-5910 (USA) and (785) 424-1052 (International) - access code STCQ319. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 4:00 p.m. Eastern Time on October 23, 2019 until midnight on October 30, 2019, by dialing (800) 688-4915 (USA) or (402) 220-1319 (International) - the access code is also STCQ319.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Title revenues:
Direct operations	245,068	213,134	634,198	622,886
Agency operations	254,155	272,875	699,835	756,986
Ancillary services	8,628	13,227	30,708	38,790
Total operating revenues	507,851	499,236	1,364,741	1,418,662
Investment income	4,752	4,781	14,631	14,732
Investment and other gains - net	46,905	3,623	50,730	4,345
	559,508	507,640	1,430,102	1,437,739
Expenses:
Amounts retained by agencies	208,973	224,966	576,559	623,967
Employee costs	143,815	138,288	412,967	423,389
Other operating expenses	87,826	90,811	251,030	257,029
Title losses and related claims	21,059	21,503	55,532	59,181
Depreciation and amortization	5,694	6,221	17,458	18,609
Interest	1,080	1,076	3,369	2,722
	468,447	482,865	1,316,915	1,384,897
Income before taxes and noncontrolling interests	91,061	24,775	113,187	52,842
Income tax expense	(21,393)	(4,371)	(25,978)	(8,679)
Net income	69,668	20,404	87,209	44,163
Less net income attributable to noncontrolling interests	3,560	2,851	8,561	8,012
Net income attributable to Stewart	66,108	17,553	78,648	36,151

Net earnings per diluted share attributable to Stewart	2.78	0.74	3.31	1.53
Diluted average shares outstanding (000)	23,773	23,699	23,780	23,677

Selected financial information:
Net cash provided by operations	115,718	36,366	107,289	43,733
Other comprehensive (loss) income	(1,624)	(907)	20,033	(17,451)

Monthly Domestic Order Counts:
Opened Orders 2019:	July	Aug	Sept	Total	Closed Orders 2019:	July	Aug	Sept	Total
Commercial	1,378	1,466	1,407	4,251	Commercial	1,211	1,401	1,344	3,956
Purchase	21,979	20,663	17,937	60,579	Purchase	16,102	16,057	13,921	46,080
Refinancing	12,977	17,341	15,069	45,387	Refinancing	8,417	9,274	10,143	27,834
Other	497	312	319	1,128	Other	225	236	143	604
Total	36,831	39,782	34,732	111,345	Total	25,955	26,968	25,551	78,474

Opened Orders 2018:	July	Aug	Sept	Total	Closed Orders 2018:	July	Aug	Sept	Total
Commercial (Note 1)	1,918	1,740	1,617	5,275	Commercial (Note 1)	1,515	1,481	1,392	4,388
Purchase	20,880	21,095	16,953	58,928	Purchase	15,934	16,810	13,297	46,041
Refinancing	6,786	7,501	6,154	20,441	Refinancing	4,319	4,855	3,972	13,146
Other	755	582	488	1,825	Other	552	552	310	1,414
Total	30,339	30,918	25,212	86,469	Total	22,320	23,698	18,971	64,989

Note 1 – As disclosed in the first quarter 2019 earnings release, prior year commercial orders were updated to take into account changes to our domestic order tracking process and the exclusion of international orders.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	September 30, 2019 (Unaudited)	December 31, 2018
Assets:
Cash and cash equivalents	320,960	192,067
Short-term investments	22,692	22,950
Investments in debt and equity securities, at fair value	599,193	636,017
Receivables – premiums from agencies	31,869	29,032
Receivables – other	51,890	47,044
Allowance for uncollectible amounts	(4,401)	(4,614)
Property and equipment, net	55,863	60,794
Operating lease assets (Note 2)	100,671	-
Title plants, at cost	74,737	74,737
Goodwill	248,890	248,890
Intangible assets, net of amortization	6,303	9,727
Deferred tax assets	4,592	4,575
Other assets	45,932	51,711
	1,559,191	1,372,930
Liabilities:
Notes payable	105,371	108,036
Accounts payable and accrued liabilities	103,886	109,283
Operating lease liabilities (Note 2)	112,260	-
Estimated title losses	452,361	461,560
Deferred tax liabilities	25,429	14,214
	799,307	693,093
Stockholders' equity:
Common Stock and additional paid-in capital	189,613	186,714
Retained earnings	571,390	514,248
Accumulated other comprehensive loss	(4,738)	(24,771)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	753,599	673,525
Noncontrolling interests	6,285	6,312
Total stockholders' equity	759,884	679,837
	1,559,191	1,372,930

Number of shares outstanding (000)	23,712	23,719
Book value per share	32.05	28.66

Note 2 – Beginning in 2019, we adopted the new lease accounting standard which resulted in the balance sheet recognition of assets and liabilities related to our operating leases of office space. Operating lease assets represent the right to use the underlying assets over the corresponding lease terms. This adoption did not result in any impact to our statements of operations and cash flows.

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Three months ended:	September 30, 2019			September 30, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	499,223	8,628	507,851	486,009	13,227	499,236
Investment income	4,752	-	4,752	4,781	-	4,781
Investment and other (losses) gains - net	(2,776)	49,681	46,905	2,396	1,227	3,623
	501,199	58,309	559,508	493,186	14,454	507,640
Expenses:
Amounts retained by agencies	208,973	-	208,973	224,966	-	224,966
Employee costs	138,071	5,744	143,815	131,485	6,803	138,288
Other operating expenses	78,505	9,321	87,826	73,871	16,940	90,811
Title losses and related claims	21,059	-	21,059	21,503	-	21,503
Depreciation and amortization	5,110	584	5,694	5,362	859	6,221
Interest	-	1,080	1,080	-	1,076	1,076
	451,718	16,729	468,447	457,187	25,678	482,865
Income (loss) before taxes	49,481	41,580	91,065	35,999	(11,224)	24,775

Nine months ended:	September 30, 2019			September 30, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,334,033	30,708	1,364,741	1,379,872	38,790	1,418,662
Investment income	14,631	-	14,631	14,732	-	14,732
Investment and other gains - net	608	50,122	50,730	3,118	1,227	4,345
	1,349,272	80,830	1,430,102	1,397,722	40,017	1,437,739
Expenses:
Amounts retained by agencies	576,559	-	576,559	623,967	-	623,967
Employee costs	395,804	17,163	412,967	401,234	22,155	423,389
Other operating expenses	217,924	33,106	251,030	218,543	38,486	257,029
Title losses and related claims	55,532	-	55,532	59,181	-	59,181
Depreciation and amortization	15,309	2,149	17,458	15,929	2,680	18,609
Interest	-	3,369	3,369	8	2,714	2,722
	1,261,128	55,787	1,316,915	1,318,862	66,035	1,384,897
Income (loss) before taxes	88,144	25,043	113,187	78,860	(26,018)	52,842

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net investment and other gains and losses and other non-operating costs such as FNF merger expenses and other third-party advisory costs (adjusted net income). Adjusted diluted earnings per share (adjusted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and nine months ended September 30, 2019 and 2018 (dollars in millions, except share and per share amounts).

	Quarter Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

Total revenues	559.5	507.6		1,430.1	1,437.7
Less: Investment and other gains - net	(46.9)	(3.6)		(50.7)	(4.3)
Adjusted revenues	512.6	504.0	2%	1,379.4	1,433.4	(4)%

Net income attributable to Stewart	66.1	17.6		78.6	36.2
Non-GAAP pretax adjustments:
FNF merger termination fee	(50.0)	-		(50.0)	-
Equity method investment impairment	2.7	-		2.7	-
Merger-related expenses	1.0	6.8		6.7	9.1
Other investment and other losses (gains) - net	0.4	(3.6)		(3.4)	(4.3)
Net tax effects of non-GAAP adjustments	10.2	(0.8)		9.8	(1.1)
Non-GAAP adjustments, after taxes	(35.7)	2.4		(34.2)	3.7
Adjusted net income attributable to Stewart	30.4	20.0	52%	44.4	39.9	11%

Diluted average shares outstanding (000)	23,773	23,699		23,780	23,677
Adjusted diluted EPS	1.28	0.85		1.87	1.68

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360